Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS OCTOBER TRAFFIC

DALLAS, TEXAS – November 5, 2009 -- Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 6.3 billion revenue passenger miles (RPMs) in October 2009, a 1.9 percent increase from the 6.2 billion RPMs flown in October 2008.  Available seat miles (ASMs) decreased 9.4 percent to 8.0 billion from the October 2008 level of 8.8 billion.  The load factor for the month was 79.2 percent, compared to 70.4 percent for the same period last year.  For October 2009, passenger revenue per ASM is estimated to have increased in the one percent range as compared to October 2008.
For the ten months ended October 31, 2009, Southwest flew 62.6 billion RPMs, compared to 62.4 billion RPMs for the same period in 2008, an increase of 0.3 percent.  Available seat miles decreased 4.8 percent to 82.5 billion from the 2008 level of 86.6 billion.  The year-to-date load factor was 75.9 percent, compared to 72.1 percent for the same period last year.
This release, as well as past news releases on Southwest, are available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	OCTOBER

	2009	2008	CHANGE

Revenue passengers carried	7,435,140	7,489,319	(0.7)%

Enplaned passengers	8,776,079	8,562,562	2.5%

Revenue passenger miles (000)	6,325,204	6,207,582	1.9%

Available seat miles (000)	7,987,167	8,812,152	(9.4)%

Load factor	79.2%	70.4%	8.8 pts.

Average length of haul	851	829	2.7%

Trips flown	92,670	101,224	(8.5)%

	YEAR-TO-DATE

	2009	2008	CHANGE

Revenue passengers carried	72,246,591	75,230,495	(4.0)%

Enplaned passengers	84,727,867	86,508,315	(2.1)%

Revenue passenger miles (000)	62,606,891	62,434,092	0.3%

Available seat miles (000)	82,482,784	86,627,709	(4.8)%

Load factor	75.9%	72.1%	3.8 pts.

Average length of haul	867	830	4.5%

Trips flown	945,041	999,983	(5.5)%

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